Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Pinnacle Foods Inc. of our report dated November 22, 2013 relating to the special purpose combined financial statements of the Wish-Bone and Western Salad Dressing Business, which appears in the Current Report on Form 8-K/A of Pinnacle Foods Inc. dated November 25, 2013. We also consent to the reference to us as experts under the heading Independent Accountants in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

September 8, 2014